SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2010

SALARY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-33312	04-3465241
(Commission file number)	(I.R.S. employer identification no.)

160 Gould Street, Needham, Massachusetts 02494

(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code: (781) 851-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)

Effective February 20, 2010, Kent Plunkett resigned as the President and Chief Executive Officer of Salary.com, Inc. (the “Company”). Mr. Plunkett will continue to serve as a director of the Company and the Chairman of the Company’s Board of Directors. There were no known disagreements with Mr. Plunkett on any matters relating to the Company’s operations, policies or practices.

In connection with the resignation of Mr. Plunkett, on February 21, 2010, the Company entered into a Separation Agreement with Mr. Plunkett. The agreement will become effective on February 28, 2010, unless previously revoked by Mr. Plunkett. Under the agreement, Mr. Plunkett will receive $925,000 in severance benefits, one-third of which will be paid in August 2010 and the remainder of which will be paid in 12 equal monthly installments through August 2011. In addition, Mr. Plunkett will receive $148,000 on the effective date of the agreement as a bonus in respect of fiscal 2010. On the effective date, the Company will also accelerate in full the vesting of all outstanding stock options, restricted stock unit awards and any other equity awards held by Mr. Plunkett. In addition, the Company will reimburse Mr. Plunkett for the reasonable expenses he incurred in connection with entering into the Separation Agreement. Under the Separation Agreement, Mr. Plunkett agreed to extend certain non-competition obligations through February 2013.

The foregoing summary of the Separation Agreement with Mr. Plunkett is qualified in its entirety by reference to the full text of the Separation Agreement dated February 21, 2010 between the Company and Mr. Plunkett, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

The Company’s Board of Directors appointed Paul Daoust to serve as the President and Chief Executive Officer of the Company on an interim basis effective February 20, 2010. Mr. Daoust will hold such offices until his successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Daoust will continue to serve as a member of the Company’s Board of Directors; however, in connection with his appointment as an officer of the Company, he resigned as a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Paul Daoust has served on the Company’s board of directors since November 2006. Since December 2008, Mr. Daoust has served as non-executive chairman of the board of HighRoads, Inc., a privately-held technology-enabled services company that automates the supplier management lifecycle for the human resources function of Fortune 500 companies. From February 2005 until December 2008, Mr. Daoust served as the chairman and chief executive officer of HighRoads. From August 2003 to January 2005, Mr. Daoust was President of Daoust Consulting, LLC, a provider of management consulting services to early- and mid-stage companies. From October 2000 to July 2003, Mr. Daoust was chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for over 28 years and served on their board of directors for nine years. He currently serves on the advisory boards of Brodeur Worldwide (part of the Omnicom Group) and LaborMetrix, Inc. Mr. Daoust is 62 years old and holds a B.A. in Mathematics from Boston College and a Masters of Actuarial Science with distinction from the University of Michigan and he is a Fellow of the Society of Actuaries.

Mr. Daoust is not party to any related person transactions within the meaning of Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The Company is not aware of any arrangement or understanding between Mr. Daoust and any other person pursuant to which Mr. Daoust was or is to be selected as an officer of the Company. The Company is currently working with Mr. Daoust to determine his compensation and will separately disclose any material plan, contract or arrangement between the Company and Mr. Daoust within four business days after entering into any such plan, contract or arrangement.

Item 7.01	Regulation FD Disclosure

On February 22, 2010, the Company issued a press release regarding Mr. Plunkett’s resignation and Mr. Daoust’s appointment as interim President and Chief Financial Officer. A copy of the press release has been furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information under this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement between Salary.com, Inc. and G. Kent Plunkett dated February 21, 2010

99.1	Press release dated February 22, 2010 of Salary.com, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARY.COM, INC.

Date: February 25, 2010	By:	/S/ BRYCE CHICOYNE
Bryce Chicoyne
Senior Vice President and Chief Financial Officer